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                                                                    Exhibit 99.1

For Immediate Release

Contact:      Paul Lacy
              Kronos Incorporated
              (978) 947-4944
              placy@kronos.com
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                 Kronos(R) announces three-for-two stock split
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CHELMSFORD, Mass., Oct. 25, 2001 - Kronos(R) Incorporated (Nasdaq: KRON), the
leading provider of frontline labor management solutions, today announced that its Board of Directors has declared a three-for-two split of Kronos common stock in the form of a 50 percent stock dividend.

On or about Nov. 15, 2001, Kronos will distribute one share of Kronos common stock for every two shares of common stock held by Kronos shareholders of record as of Nov. 5, 2001. Issuance of the new shares will increase the number of outstanding shares of Kronos stock to approximately 19 million. This is the third stock split since Kronos' initial public offering in June 1992. The other two were in January 1996 and March 1999.

"This action underscores our confidence in Kronos' future," said Mark S. Ain, chief executive officer of Kronos.

About Kronos Incorporated

Kronos is the world's #1 provider of solutions for frontline labor management. Founded in 1977, Kronos has been universally recognized as the pioneer of labor management systems with over 50 percent market share and over 30,000 customers worldwide. The Chelmsford, Mass.-based company offers the industry's broadest suite of applications for managing employee time and activity data, scheduling the workforce, and providing frontline managers with the tools they need to measure and improve labor productivity. Kronos applications allow organizations of all sizes to automate labor management for their entire workforce. www.kronos.com

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(C) 2001 Kronos Incorporated. Kronos and the Kronos logo are registered trademarks of Kronos Incorporated. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.